Exhibit 16

December 22, 2022

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Commissioners:

We have read the statements made by Dalrada Financial Corporation (the “Company”), which we understand will be filed with the Securities and Exchange Commission. Pursuant to Item 4.01 of Form 8-K filed by the Company and dated December 22, 2022 we are in agreement with the statements contained in Item 4.01 insofar as they relate to dbbmckennon.

Very truly yours,

/s/ dbbmckennon

dbbmckennon